UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2009

Great Wolf Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51064	51-0510250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 West Washington Ave, Madison, Wisconsin		53703
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-661-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2009, the registrant and Mason Family Resorts, LLC, a Delaware limited liability company ("MFR"), which is an indirect subsidiary of the registrant, entered into a Sixth Amendment to Loan Agreement (the "Amendment"), with certain lenders stated therein and GE Business Financial Services, Inc. Pursuant to the Amendment, the maturity date is extended to November 30, 2009 on the $76.8 million non-recourse loan, which continues to be secured by, among other things, a mortgage on MFR's Mason, Ohio Great Wolf Lodge resort. During the extension period, the loan will continue to bear interest at a rate of LIBOR plus 425 basis points, with a minimum rate of 6.50 percent per annum. In addition, the registrant has provided the lenders with a $15.0 million corporate guaranty and has caused its subsidiary, Great Wolf Lodge of Grapevine, LLC, a Delaware limited liability company, to provide the lenders cross-collateralization on the Grapevine, Texas Great Wolf Lodge resort; the Grapevine resort’s mortgage loan is with the same lenders as the Mason mortgage loan. The corporate guaranty and cross-collateralization on the Grapevine property will remain in place until the company makes a $15.0 million principal reduction of the Mason loan. The company will be required to use 50% of the net proceeds from certain liquidity-producing events, including the any sale of a majority-owned equity interest in one or more of the company’s existing properties or the refinance of a mortgage loan on an existing property to the extent such refinance provides cash proceeds, toward the minimum $15.0 million principal reduction.

The registrant issued a press release, dated January 23, 2009, in connection with the foregoing matters.

Item 9.01 Financial Statements and Exhibits.

Press release dated January 23, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.

January 28, 2009	By:	J. Michael Schroeder

Name: J. Michael Schroeder
Title: Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated January 23, 2009